Exhibit 99.2

PERELLA WEINBERG PARTNERS 767 FIFTH AVENUE PHONE: 212-287-3200 FAX: 212-287-3201

CONSENT OF PERELLA WEINBERG PARTNERS LP

We hereby consent to the use of our opinion letter dated October 27, 2014 to the Board of Directors of Wright Medical Group, Inc., included as Annex D to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Tornier N.V., filed on December 19, 2014, and to the references to such opinion in such joint proxy statement/prospectus under the captions: “Summary—Opinion of Perella Weinberg Partners LP,” “The Merger – Background of the Merger,” “The Merger—Recommendation of the Wright Board of Directors; Wright’s Reasons for the Merger,” “The Merger – Opinions of Wright’s Financial Advisors – Opinion of Perella Weinberg Partners LP,” “The Merger—Certain Financial Forecasts of Wright Used in Connection with the Merger,” and “The Merger—Certain Financial Forecasts of Tornier Used in Connection with the Merger.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ PERELLA WEINBERG PARTNERS LP
PERELLA WEINBERG PARTNERS LP

December 19, 2014

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